                      Exhibit 99.1

                      For Information
                          Brent A. Collins
                          303-861-8140
FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES INCREASE IN CREDIT FACILITY BORROWING BASE

DENVER, September 21, 2010 – SM Energy Company (NYSE: SM) announces that the borrowing base under the Company’s existing revolving credit facility has been increased to $1.1 billion as part of a regularly scheduled semi-annual redetermination process.  The borrowing base had previously been set at $900 million.  The commitment amount from the bank group remains unchanged at $678 million and there were no other changes to the terms of the credit facility resulting from the borrowing base redetermination.  As of September 21, 2010, SM Energy had no borrowings outstanding under this facility.

Tony Best, President and CEO, commented, “We are pleased that the bank group has increased SM Energy’s borrowing base during a time frame when commodity prices have been under downward pressure.  It is a positive reflection of our growing reserve base and the Company’s strong credit standing in the lending community.  While our plan is to fund the majority of our current capital program through operating cash flows and proceeds from the divestiture of non-core properties, maintaining a strong liquidity position provides the Company flexibility as it develops its resource potential.”

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “plan,” “will,” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected proceeds from the divestiture or joint venture of oil and gas properties, the ability to close announced divestitures or joint ventures of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the availability of debt and equity financing for purchasers of oil and gas properties, and other such matters discussed in the “Risk Factors” section of SM Energy’s 2009 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company, formerly named St. Mary Land & Exploration Company, is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.